EXHIBIT 16.1

We agree with the statements made regarding our firm on Form 8-K, Item 4.01 Changes in Registrant’s Certifying Accountant dated January 6, 2017. We have no basis to agree or disagree with any other statements made therein as they relate to other matters not pertaining to our firm.

/s/ Pritchett, Siler and Hardy PC

January 12, 2017